Exhibit 10.18
DEVELOPMENT MANAGEMENT AGREEMENT
THIS DEVELOPMENT MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of the 18th day of January, 2018, (“Effective Date”) by and between IBG REAL ESTATE HOLDINGS II, INC., a Texas corporation (“Owner”), and KDC MCKINNEY DEVELOPMENT ONE LLC, a Texas limited liability company (“Manager”).
RECITALS:
A.    Owner is the owner of the land located m Collin County, Texas, which is described in Exhibit A (the “Land”).
B.    Owner desires to engage Manager to carry out certain duties regarding the administration and management of the design, development and construction of the Project.
C.    Owner and Manager desire to enter into this Agreement to evidence the engagement of Manager by Owner as an independent contractor in connection with the above described activities, and to evidence the respective obligations of Manager and Owner in connection therewith.
AGREEMENTS:
For and in consideration of the mutual covenants and agreements herein contained, the adequacy of all consideration is hereby acknowledged, Owner and Manager hereby enter into this Agreement on the following terms and conditions:
Article I.
DEFINITIONS
“Architect’s Contract” shall mean the agreement with respect to the Project to be executed between Manager and Project Architect with Owner’s approval.
“Budget” shall mean the budget for the design, development and construction of the Project which will be prepared by Manager and submitted to Owner for approval concurrently with Owner’s approval of the final guaranteed maximum price for the Shell Improvements under the Construction Contract, together with any amendments thereto which are approved by Owner and Manager in writing. The Budget will also be increased by the Interior Improvements Change Order. A preliminary budget for the design, development and construction of the Shell Improvements is attached hereto as Exhibit B.
“Building” shall mean an office building consisting of approximately 161,000 rentable square feet of floor area, to be constructed on the Land as part of the Shell Improvements and in substantial accordance with the Plans and Specifications.
“Business Days” is defined in Section 6.12 below.

“Construction Contract” shall mean the construction contract with respect to the Project to be executed between Contractor and Manager with Owner’s approval.
“Construction Schedule” shall mean the construction schedule for the Project to be provided in the Construction Contract, as the same will be amended to reflect Contractor’s Schedule for the completion of the Interior Improvements. A preliminary construction schedule for the Shell Improvements is attached hereto as Exhibit C. All dates set forth in the Construction Schedule shall be extended by Unavoidable Delays.
“Contractor” shall mean Rogers-O’Brien Construction Company, Ltd., or such other general contractor as may be selected by Manager and approved by Owner.
“Contractor’s Construction Warranties” shall mean the warranties provided by Contractor to Manager pursuant to the Construction Contract.
“Cost Savings” means the amount, if any, by which the Developer Guaranteed Costs set forth in the Budget, as increased by change orders under the Construction Contract which are approved by Owner (including, without limitation, the Interior Improvements Change Order), exceed the sum of the actual amount of the Developer Guaranteed Costs paid to Manager plus the actual amount of change orders under the Construction Contract which are paid by Owner (including, without limitation, the Interior Improvements Change Order).
“Default Rate” shall mean, on any particular date or for any particular period, that annual rate of interest, calculated on the basis of a 360 day year, which is the lesser of (a) the maximum rate which, when compounded monthly, is not prohibited by applicable law, or (b) that variable rate which is equal to the Prime Rate (as hereinafter defined) in effect on such date or during such period, plus five percent (5%) per annum (and, if (b) is applicable, the Default Rate shall change with, and be effective as of the same date as any changes in the Prime Rate).
“Developer Contingency” means the amount identified as the Developer Contingency in the Budget.
“Developer Guaranteed Costs” shall mean the costs identified in the Budget as the Developer Guaranteed Costs.
“Development Fee” shall mean a fee to Manager in the amount of four percent (4%) of the Developer Guaranteed Costs.
“Governmental Changes” means any changes to the Plans and Specifications for the Project required by a governmental or quasi-governmental authority after the Budget is approved by both Owner and Manager.
“Improper Action” shall mean any act by Owner or Manager in carrying out their respective duties under this Agreement which constitutes gross negligence or willful misconduct, or a material breach of any provision of this Agreement.

“Interior Improvements” shall mean the improvements to the interior of the Building to be constructed in substantial accordance with Plans and Specifications.
“Interior Improvements Change Order” is defined in Section 2.9 below.
“Liquidated Damages” shall mean, for each day commencing on the Target Substantial Completion Date and continuing until the earlier of (a) the Substantial Completion Date or (b) the date Owner terminates this Agreement, the following applicable amounts: (i) for the thirty (30) day period commencing on the Target Substantial Completion Date, $.00 per day, (ii) commencing thirty-one (31) days after the Target Substantial Completion Date and continuing until the date which is sixty (60) days after the Target Substantial Completion Date, $5,000.00 per day; (c) commencing sixty-one (61) days after the Target Substantial Completion Date and continuing until the date which is ninety (90) days after the Target Substantial Completion Date, $10,000.00 per day; and (d) commencing ninety-one (91) days after the Target Substantial Completion Date, $20,000.00 per day.
“Notice” shall mean (for convenience, severally and collectively) any notice, statement, communication, request, reply or advice provided or permitted to be given, made or accepted pursuant to this Agreement.
“Permitted Field Changes” shall mean any changes to the Plans and Specifications which (a) do not increase the Budget; (b) do not reduce the structural integrity of the Building, materially affect the functionality of the systems in the Building, or materially alter the exterior appearance of the Building, (c) are not materially inconsistent with the Plans and Specifications, and (d) do not adversely affect the Contractor’s Construction Warranty or are otherwise approved in writing by the Contractor, and (e) will not cause the Substantial Completion Date to be later than the Target Substantial Completion Date.
“Plans and Specifications” means the latest plans and specifications for the construction of the Project which are approved by Owner and Manager, as the same may thereafter be modified with the mutual written approval of Owner and Manager. Following written approval by Owner and Manager of the plans and specifications for the Interior Improvements, such approved plans and specifications shall be a part of the Plans and Specifications for all purposes under this Agreement. The preliminary plans and specifications for the Shell Improvements are attached hereto as Exhibit D.
“Prime Rate” shall mean, when used to determine an interest rate under this Agreement, the rate per annum as stated in the Money Rates Section in The Wall Street Journal for the period for which such rate applies.
“Project” shall mean the Building and other improvements, together with all roads, parking lots, landscaping, utilities, fire control systems, and other items of infrastructure (whether on the Land or not), the Interior Improvements and any and other appurtenances related thereto as contemplated by the Plans and Specifications.

“Project Architect” shall mean The Smith Group or such other architect selected by Manager and approved by Owner.
“Shell Improvements” shall mean the improvements described on Exhibit D attached hereto.
“Substantial Completion” or “Substantially Complete” shall mean that both (a) the Project Architect has issued a certificate of substantial completion (AIA Form G704) with respect to the Project, subject only to the completion of items set forth on a punch list, if any, to be attached to such certificate of substantial completion, and (b) a certificate of occupancy (or equivalent) has been issued with respect to the portion of the Building to be occupied by Owner.
“Substantial Completion Date” shall mean the date on which Substantial Completion occurs.
“Target Substantial Completion Date” means the estimated date of Substantial Completion as set forth in the Construction Schedule. The Target Substantial Completion Date will automatically extend by one (1) day for each day of Unavoidable Delay.
“Unavoidable Delay” shall mean, in reference to delays in the performance of obligations, that one or more of the following events have caused such delay: strikes, lockouts, labor disputes, acts of God (tornadoes or earthquakes), material changes in governmental restrictions, governmental regulations, or governmental controls which detrimentally effect the Construction Schedule, delay in issuance of permits or approvals (including, without limitation, fire marshal approvals) that are not caused by Manager or Contractor and which detrimentally effect the Construction Schedule, war or acts of terrorism, fire or other casualty not caused by Manager or Contractor, delays caused by Unforeseen Site Conditions, delays caused by Governmental Changes which are not caused by Manager or Contractor, delays which Contractor is permitted to claim pursuant to the Construction Contract, delays caused by changes to the Plans and Specifications or to the Project requested by Owner, delays caused by Owner’s failure to approve the plans and specifications for the Interior Improvements on or before the date set forth in the Construction Schedule, delays caused by Owner’s Improper Actions.
“Unforeseen Site Conditions” shall mean conditions on or beneath the Land or offsite from the Land, in either case which are unknown to Manager as of the Effective Date.
ARTICLE II.
DEVELOPMENT MANAGEMENT SERVICES
Section 2.1    Engagement. Subject to the provisions of this Agreement, Owner hereby engages Manager for the performance of the duties herein set forth. Owner acknowledges that Manager is not a licensed architect or engineer. Subject to the provisions of this Agreement, Manager hereby accepts such engagement and, acting as an independent contractor, shall, during the term of this Agreement, administer and manage the design, development and construction of the Project in accordance with this Agreement. Without limitation of the foregoing, Manager agrees to perform the following services in connection with the Project:

(a)    oversee performance by the Contractor of its obligations under the Construction Contract and the performance by the Project Architect of its obligations under the Architect’s Agreement;
(b)    review on behalf of Owner, and recommend approval or disapproval of, any revisions to the Plans and Specifications;
(c)    assist Owner in obtaining all permits, licenses, approvals and authorizations required to construct the Project;
(d)    advise Owner of any material failure of Contractor to prosecute the Project in substantial accordance with the Plans and Specifications which is actually observed or discovered by Manager;
(e)    assist Owner in evaluating and processing change orders;
(f)    monitor compliance by both Owner and Contractor with the insurance requirements set forth in the Construction Contract;
(g)    review all punch lists and monitor completion of the items set forth thereon by Contractor, and direct the implementation by Contractor of corrective measures to address, complete and resolve defect or warranty claims;
(h)    enforce Contractor’s Construction Warranties (provided that any legal fees required m order to enforce Contractor’s Construction Warranties shall be paid by Owner);
(i)    provide such other reasonable services which are incidental to the above listed services as may be reasonably requested by Owner from time to time in connection with the Project and are typical of the type of services provided by other development managers performing development management services on similar projects to the Project;
(j)    coordinate vendors with Contractor; and
(k)    assist Owner in finalizing the Budget, presenting base costs and potential upgrades for the entire Project at one time to facilitate Owner’s decisions regarding the final Budget, establishing a reasonable Developer Contingency to absorb cost overruns and assisting the Owner in imposing cost discipline in the development and construction of the Project.
Section 2.2    Compensation. In consideration of the performance by Manager of the duties set forth in this Agreement, Owner shall pay the Development Fee to Manager. The Development Fee shall be paid as follows:
(a)    Eighty-seven and one-half percent (87.5%) of the portion of the Development Fee which is applicable to the Shell Improvements shall be paid in monthly installments based upon the percentage of the Shell Improvements which is then completed as set forth in the most recent draw request submitted by Contractor pursuant to the Construction Contract;
(b)    Eighty-seven and one-half percent (87.5%) of the portion of the Development Fee which is applicable to the Interior Improvements shall be paid in monthly installments based upon the percentage of the Interior Improvements which is then-completed as set forth in the most recent draw request submitted by Contractor pursuant to the Construction Contract;
(c)    The balance of the Development Fee shall be paid upon the later of (i) Substantial Completion, or (ii) completion of items set forth on a punch list, if any attached to the Project Architect’s certificate of substantial completion.
By way of example, if (i) the amount of the Development Fee applicable to the Shell Improvements is $1,655,000.00, (ii) eighty-seven and one-half percent (87.5%) of such amount is $1,448,125.00, and (iii) the most recent draw request submitted by Contractor to Manager states that the Shell Improvements are forty percent (40%) complete, the monthly installment of the Development Fee due to Manager shall be the difference between (A) $579,250.00 (which is forty percent (40%) of $1,448,125.00) and (B) the portion of the Development Fee applicable to the Shell Improvements which has previously been paid by Owner to Manager.
Each payment of the Development Fee shall be due and payable within 30 days of the date of invoice for such payment (accompanied by the applicable written certification of the Contractor as to the percentage of completion of the Shell Improvements and/or the Interior Improvements) is received by Owner. Any amount payable to Manager pursuant to this Section 2.2 which is not paid on the due date therefor shall bear interest at the Default Rate from the due date to the date paid by Owner.
Section 2.3    Payment of Project Costs; Reimbursement of Advances by Manager. Owner shall be responsible for paying and making all disbursements for all costs and expenses of designing, developing and constructing the Project and reimbursement of out-of-pocket advances made by Manager as set forth in the Budget and pursuant to the Architect’s Contract, the Construction Contract, and the terms of this Agreement.
Section 2.4    Performance, Standard of Care. In performing its duties, responsibilities, and obligations hereunder, Manager agrees: (a) to act in Owner’s best interests with respect to the matters subject to Manager’s control under this Agreement; (b) to deal at arm’s length with all persons and parties providing services with respect to the Project; (c) to cooperate with Owner and to furnish efficient business administration and oversight in a manner consistent with the Budget for the Project; (d) to keep Owner informed as to all material matters regarding the development of the Project which become known to Manager; (e) to make recommendations to Owner as to the development of the Project, (f) to coordinate with Owner and obtain direction, approvals, and consents from Owner to the extent required under this Agreement; and (g) to devote a sufficient amount of time, attention, skilled personnel, and other resources to its duties and responsibilities under this Agreement.

Section 2.5    Owner Obligations. Owner shall make all payments required of Owner pursuant to this Agreement, the Architect’s Contract and the Construction Contract promptly but in no event later than thirty (30) days after the date the same are required to be paid (provided, however, that amounts payable under the Architect’s Contract, the Construction Contract or any other contracts approved by Owner shall be paid on or before the dates required for payments pursuant to the terms thereof). Subject to the exercise of its rights under this Agreement, Owner agrees to cooperate with Manager to allow Manager to carry out the obligations of Manager hereunder.
Section 2.6    Completion and Building Project Cost Guaranty. As a material inducement to Owner to enter into this Agreement, Manager hereby unconditionally guarantees to Owner (a) the Substantial Completion of the Project not later than the Target Substantial Completion Date (as the same may be extended by Unavoidable Delays), (b) completion of the Project in substantial accordance with the Plans and Specifications, and (c) the full and timely payment of the actual Developer Guaranteed Costs in excess of the total amount of the Developer Guaranteed Costs set forth in the Budget, subject to increases (or decreases) in Developer Guaranteed Costs due to approved change orders under the Construction Contract, and not including costs arising from Governmental Changes not caused by Manager or Contractor, costs arising from Unavoidable Delays, and costs incurred as the result of Unforeseen Site Conditions. Costs incurred by Owner other than the Developer Guaranteed Costs shall not be guaranteed by Manager and shall be paid by Owner. Notwithstanding anything contained in this Agreement to the contrary, the aggregate liability of Manager pursuant to this Section 2.6 shall be limited to the total amount of the Development Fee.
Section 2.7    Permitted Field Changes. Owner hereby authorizes Manager to issue change orders to Contractor, without approval by Owner but with the approval of the Project Architect, for the purpose of authorizing Permitted Field Changes.
Section 2.8    Cost Savings and Developer Contingency. Owner acknowledges that Manager has the right, without approval by Owner, to apply the Developer Contingency to the payment of the Developer Guaranteed Costs and that Owner has no right to direct the application of funds in the Developer Contingency to the payment of any other costs (including, without limitation, offsite development costs). Owner further acknowledges and agrees that Manager shall have the right, without approval by Owner, to apply funds resulting from cost savings in one (1) or more categories of the Developer Guaranteed Costs to the payment of other categories of the Developer Guaranteed Costs. Owner agrees that fifty percent (50%) of any Cost Savings shall be paid to Manager within one hundred twenty (120) days following the Substantial Completion Date.
Section 2.9    Interior Improvements. After the plans and specifications for the Interior Improvements are approved by Owner and Manager, Owner shall request that Contractor issue a change order to the Construction Contract setting forth the guaranteed maximum price of the Interior Improvements and a revised Construction Schedule for the completion of the Interior Improvements. After such change order is approved by Owner in writing (such change order, as approved by Owner, is called the “Interior Improvement Change Order”), the Budget shall be amended to increase Developer Guaranteed Costs by the amount of the cost of the Interior Improvements as set forth in the Interior Improvements Change Order and the Construction Schedule shall be amended to reflect the schedule set forth in the Interior Improvements Change Order.

ARTICLE III.
REPORTS AND STATEMENTS; INDEMNITY
Section 3.1    Owner’s Representative. In order to facilitate the progress of construction and to coordinate the efforts of Owner, Manager and the Project Architect, Owner shall designate a representative authorized to act in Owner’s behalf and render decisions pertaining to proposed changes in the construction work and resulting changes in the Budget. Initially, Owner’s representative is Jim White.
Section 3.2    Reports and Statements.
(a)    Manager shall record the progress of the design, development and construction of the Project, and shall submit written progress reports to Owner, on a monthly basis. Each such report shall include a description of any Permitted Field Changes undertaken during the preceding month.
(b)    Manager shall monitor the Budget and deliver financial reports to Owner, on a monthly basis, showing actual costs for the Project in progress and estimates for uncompleted tasks, identifying variances between actual and budgeted or estimated costs, incorporating approved change orders as they occur, and advising Owner whenever projected costs exceed the Budget for the Project.
(c)    The reports to be submitted by Manager to Owner pursuant to Sections 3.2(a) and (b). above shall be prepared in accordance with the format as depicted in the sample report and the reporting requirements attached as Exhibit E, and shall be submitted to Owner by Manager, with respect to a particular month within thirty (30) days following the final day of such month.
Section 3.3    Indemnity.
(a)    Owner shall indemnify, defend and hold Manager harmless from and against any and all claims, demands, liabilities, costs, expenses (including reasonable attorney’s fees) damages, and causes of action of any nature arising from (i) any breach of this Agreement by Owner, and (ii) any death or personal injury or damage which occurs on the Land, which is not caused by the act or omission of Manager, Contractor or any subcontractor of Contractor.
(b)    Manager shall indemnify, defend and hold Owner harmless from and against any and all claims, demands, liabilities, costs, expenses (including reasonable attorney’s fees) damages, and causes of action of any nature whatsoever arising from (i) any breach of this Agreement by Manager, and (ii) any death or personal injury or damage which occurs on the Land which is caused by the act or omission of Manager, Contractor, or any subcontractor of Contractor.
(c)    The indemnities provided in this Section 3.3 shall survive for one (1) year following Substantial Completion.
ARTICLE IV.
INSURANCE
Section 4.1    Owner’s Insurance. Owner shall maintain, at Owner’s expense, and keep in force during the term of this Agreement, commercial general liability insurance including primary coverage of not less than $1,000,000 per occurrence and $2,000,000 general aggregate, with overlying umbrella liability insurance coverage of not less than $25,000,000 as to both injury to or death of persons and damage to or destruction of property. Such insurance shall be endorsed specifically to include within its scope of coverage all liabilities and indemnities for which Owner is obligated and liable under the terms of this Agreement; and with respect to such umbrella liability insurance coverage shall not provide for a self-insured retention in excess of $100,000. Such insurance shall be written by companies selected by Owner which are nationally recognized and legally qualified to issue such insurance; and shall name Owner as named insured and Manager as an additional insured. In addition, the Owner shall maintain, builder’s risk insurance for “all risks” of damage to the Project and in the full insurable value of all to be constructed as a part of the Project, including, without limitation, insurance for loss of projected rental value thereof. Owner shall have the right to direct Manager to require Contractor to obtain and maintain the insurance coverage described in the immediately preceding sentence.
Section 4.2    Manager’s Insurance. Manager shall maintain, at Manager’s expense, and keep in force during the term of this Agreement:
(a)    Commercial general liability insurance including primary coverage of not less than $1,000,000 per occurrence, and $2,000,000 in general aggregate, with overlying umbrella liability insurance coverage of not less than $25,000,000 as to both injury to or death of persons and damage to or destruction of property. Such insurance shall be endorsed specifically to include within its scope of coverage all liabilities and indemnities for which Manager is obligated and liable under the terms of this Agreement; and with respect to the umbrella liability insurance coverage shall not provide for a self-insured retention in excess of $100,000;
(b)    Comprehensive automobile liability insurance covering motor vehicles owned, not owned and hired by Manager or Contractor in the minimum amount of $1,000,000 combined single limit;
(c)    Worker’s compensation and employer’s liability insurance as (and it) required by applicable law covering all employees of Manager involved in the performance of Manager’s services hereunder in a minimum amount required by the State of Texas (which amount shall be no less than $500,000); and

(d)    Errors and Omissions Insurance services with a minimum limit of $2,000,000 primary coverage and $3,000,000 excess liability coverage. The insurance policies described in this Section 4.2 shall be written by companies selected by Manager which are nationally recognized and legally qualified to issue such insurance. The policies described in subparts (a) and (b) of this Section 4.2 will name Manager as an additional insured.
Section 4.3    Policies: Availability of Insurance.
(a)    Every policy referred to in Sections 4.1 and 4.2 shall (i) provide that it will not be canceled, amended, or reduced except after not less than thirty (30) days written notice to Owner and Manager, as applicable, (ii) provide that such insurance shall not be invalidated by any act or negligence of Owner or Manager, as applicable, or any person or entity having an interest in the Project, nor by any foreclosure or other proceedings or Notices thereof relating to the Project, nor by any change in title to or ownership of the Project, and (iii) include a waiver of all rights of subrogation against Owner, its officers, directors, shareholders, constituent partners, employees or agents, as applicable, and against Manager, its officers, directors, shareholders, constituent partners, employees or agents, as applicable.
(b)    Owner, with respect to the coverage required under Section 4.1 shall deliver to Manager, and Manager, with respect to the coverage required under Section 4.2 shall deliver to Owner, certificates of insurance evidencing the existence of all insurances which are required to be maintained by Owner and Manager, respectively, under Sections 4.1 and 4.2, such delivery to be made (i) contemporaneously with or prior to the execution and delivery of this Agreement, and (ii) at least fifteen (15) days prior to the expiration date of any such insurance.
Section 4.4    Cooperation. Owner and Manager shall furnish to the other any information reasonably requested and required by the other for the purpose of establishing insurance coverage.
ARTICLE V.
TERM
Section 5.1    Term. This Agreement shall commence as of the Effective Date and shall continue until all amounts payable to Manager hereunder are paid in full; provided that unless this Agreement is terminated pursuant to Section 5.2 or Section 5.3 below, Manager’s obligations under Section 2.l(h) shall continue until expiration of the Contractor’s Construction Warranties.
Section 5.2    Termination by Owner. The occurrence of any of the following events, acts or omissions shall constitute Events of Default by Manager under this Agreement, subject to the cure periods set forth below:
(a)    any event, act or omission which constitutes an Improper Action by Manager; or
(b)    the failure of Manager to achieve Substantial Completion by the Target Substantial Completion Date; or

(c)    subject to Unavoidable Delays, if Owner determines, in its reasonable discretion, that it is unlikely that Manager will be able to achieve Substantial Completion by the Target Substantial Completion Date and Manager fails within thirty (30) days of its receipt of Notice of such determination from Owner, to submit to Owner a recovery plan reasonably acceptable to Owner which describes how Manager will , achieve Substantial Completion by the Target Substantial Completion Date.
If an Event of Default occurs as described in subpart (a) of this Section 5.2 and Manager fails to cure such Event of Default within ten (10) Business Days following Manager’s receipt of Notice from Owner, then Owner may terminate this Agreement and/or exercise all remedies available to Owner at law or in equity, except that if cure cannot be effected within such ten (10) Business Day period, Manager shall have such additional time as is necessary to effect such cure, provided Manager shall commence its efforts to cure within said ten (10) Business Day period and pursues such cure diligently to completion. Owner shall only be entitled to recover its actual damages from Manager, not to exceed the aggregate amount of the Development Fee, and Owner hereby waives the right to recover punitive, consequential, exemplary or other damages from Manager. If an event an Event of Default occurs pursuant to subpart (b) of this Section 5.2, then Owner shall have the right, as its sole and exclusive remedy (subject to the following sentence), to recover the Liquidated Damages from Manager in lieu of, and not in addition to, any other damages. After the occurrence of an Event of Default pursuant to subpart (b) of this Section 5.2, Owner will also have the right to terminate this Agreement by Notice to Manager at any time before Substantial Completion occurs. Manager’s obligation to pay the Liquidated Damages which have accrued as of the date of any termination under this Agreement shall survive any such termination and accrued Liquidated Damages may be deducted from any payments of the Development Fee due by Owner to Manager. Owner acknowledges and agrees that the Liquidated Damages are a fair and reasonable estimate of the damages Owner will suffer if a Substantial Completion does not occur on or before the Target Substantial Completion Date. Notwithstanding anything contained herein to the contrary, in no event shall the aggregate amount of the Liquidated Damages exceed the aggregate amount of the Development Fee. If an Event of Default occurs as described in subpart (c) of this Section 5.2, then Owner may terminate this Agreement and/or exercise all remedies available to Owner at law or in equity. Owner shall be entitled to recover its actual damages from Manager, not to exceed the aggregate amount of the Development Fee, and Owner waives the right to recover punitive, consequential, exemplary or other damages from Manager.
Section 5.3    Termination by Manager. In the event Owner fails to perform, keep or fulfill any of the covenants, undertakings, obligations or conditions set forth in this Agreement, or in the event Owner shall commit an Improper Action, and such failure or action shall continue for a period of ten (10) Business Days after Notice of said failure is delivered by Manager to Owner, then Manager may terminate this Agreement and/or exercise all remedies available to Manager at law or in equity, except that if cure cannot be effected within such ten (10) Business Day period, Owner shall have additional time as is necessary to effect such cure, provided Owner shall commence its efforts to cure within said ten (10) Business Day period and shall pursue such cure diligently to completion. Upon such termination, Manager shall be entitled to any and all rights and remedies which may be available to Manager at law or in equity, including without limitation, the recovery of any portion of the Development Fee (but not greater than the total amount of the Development

Fee) that would have been earned if the Project would have achieved Substantial Completion but for Owner’s default, except that Manager shall be limited to recovery of only its actual damages and not punitive, consequential, exemplary or other damages.
Section 5.4    Final Accounting. Upon termination of this Agreement for any reason, Manager shall promptly deliver to Owner the following:
(a)    a final report, reflecting the data and information provided for in Section 3.2 of this Agreement, as of the date of termination, such report to be delivered within thirty (30) days after such termination;
(b)    any funds of Owner held by Manager shall be delivered to Owner promptly following such termination (provided that Manager may deduct from such funds any amounts due by Owner to Manager pursuant to the terms of this Agreement); and
(c)    all records, contracts, receipts for deposits, unpaid bills and other papers or documents of Owner held by Manager and relating to the development or construction of the Project, all such documents to be delivered promptly upon such termination.
Section 5.5    Payment of Costs. A termination of this Agreement shall not limit or terminate Owner’s obligations under Sections 3 and 2.5 of this Agreement, which obligations shall survive any termination of this Agreement.
ARTICLE VI.
GENERAL
Section 6.1    Assignment. Manager shall not, without Owner’s prior written approval (which may be given or denied in Owner’s sole discretion), assign or permit to be assigned any of its rights (other than its right to receive payments of fees and reimbursements under this Agreement, which may be assigned or pledged, but any such assignment or pledge shall be subject to all provisions of this Agreement) or its obligations under this Agreement, whether by operation of law or otherwise; provided, however, Manager, without the consent of Owner, may assign its rights under this Agreement to an affiliate of Manager provided that Manager gives Owner prior written notice of such assignment and furnishes to Owner a copy of the instrument of assignment, and no such assignment by Manager shall relieve Manager from liability for the performance of the obligations of Manager hereunder. Owner shall not, without Manager’s prior written approval (which may be given or denied in Manager’s sole discretion), assign or permit to be assigned any of its rights or obligations hereunder, whether by operation of law or otherwise; provided, however, Owner, without the consent of Manager, may assign its rights under this Agreement to (i) an affiliate of Owner, or (ii) the lender providing construction financing for the Project provided that Owner gives Manager prior written notice of such assignment and furnishes to Manager a copy of the instrument of assignment, and no such assignment by Owner shall relieve Owner from liability for the performance of the obligations of Owner hereunder.
Section 6.2    Notices. Any Notice must be in writing and may, unless otherwise in this Agreement expressly provided, be given or be served by depositing the same in the United States

Mail, postage paid and registered or certified and addressed to the party to be notified, with return receipt requested, or by delivering the same to such party or to an officer or agent of such party, or Federal Express or similar delivery service, addressed to the party to be notified. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been delivered and be effective from and after the expiration of four (4) days after it is so deposited. Notice given in any other manner shall be deemed to have been delivered and be effective only if and when received or refused by the party to be notified. Notice given by electronic mail shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address. For purposes of Notice, the addresses of the parties, until changed as hereinafter provided, shall be as follows:

Owner:	IBG Real Estate Holdings II, Inc. 1600 Redbud Blvd., Suite 400 McKinney, Texas 75069 Attn: Jim White Email: jwhite@ibtx.com
with a copy to:	Haynie Rake Repass & Klimko, P.C. 14643 Dallas Parkway, Suite 550 Dallas, Texas 75254 Attn: Mark Haynie Email: mark@hrrpc.com
Manager:	KDC McKinney Development One LLC 8115 Preston Road, Suite 700 Dallas, Texas 75225 Attention: Scott Ozymy Email: scott.ozymy@kdc.com
with a copy to:	Gardere Wynne Sewell LLP 2021 McKinney Avenue, Suite 1600 Dallas, Texas 75201 Attention: George C. Dunlap, Jr. Email: gdunlap@gardere.com
However, each of the parties named in this Section 6.2 as being entitled to receive Notices shall have the right from time to time to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America, by at least five (5) days written Notice to each such other party.
Section 6.3    Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereto regarding the engagement of Manager as described herein and shall supersede all other prior agreements written or oral between the parties hereto and relating to the Project. No modification hereof shall be effective unless made by supplemental agreement in writing executed by the parties hereto. Owner and Manager each represent to the other that the execution and delivery of this Agreement by Owner and Manager, respectively, has been duly authorized and is the binding act and deed of Owner and Manager, respectively, and the persons executing the Agreement represent that they are duly authorized to do so.
Section 6.4    Nature of Contract. The relationship between Owner and Manager under the terms of this Agreement shall be that of independent parties, and notwithstanding anything to the contrary set forth herein, Manager shall perform its duties and provide the services contemplated by this Agreement as an independent contractor. Nothing contained in this Agreement or in the relationship of Owner and Manager shall be deemed to constitute a partnership, joint venture or any other similar relationship.
Section 6.5    Governing Law. This Agreement is made pursuant to, and shall be governed by and construed in accordance with, the laws of the State of Texas and venue for any action brought hereunder shall be in Collin County, Texas.
Section 6.6    No Waiver; Cumulative Remedies. The failure of Owner or Manager to seek redress for violation, or to insist upon the strict performance of any covenant, agreement, provision or condition of this Agreement, shall not constitute a waiver of the terms of such covenant, agreement, provision or condition at subsequent times or of the terms of any other covenant, agreement, provision or condition, and Owner and Manager shall have all remedies provided herein and by applicable law with respect to any subsequent act which would have originally constituted a violation.
Section 6.7    Partial Invalidity. If any provisions of this Agreement, or the application thereof to any particular party or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to any other particular party or circumstance, shall be valid and enforceable.
Section 6.8    Captions. The captions under the Article numbers and beside the Section numbers of this Agreement are for convenience and reference only and in no way define, limit, or described the scope or intent of this Agreement, and in no way affect or constitute a part of this Agreement.
Section 6.9    Incorporation of Exhibits. All Exhibits attached hereto are hereby incorporated herein by this reference and made a part hereof for all purposes.
Section 6.10    Excusable Delay. If either party hereto shall be delayed or prevented from the performance of any act required hereunder by reason of an Unavoidable Delay, then performance of such act shall be excused for such period of delay and the period for the performance of any such act shall be extended for a period equivalent to (but no longer than) the period of such delay; provided, however, that Unavoidable Delay shall not be an excuse for the failure of any party to make any payment due hereunder as and when due.

Section 6.11    Attorney’s Fees. In the event of any litigation regarding this Agreement, the nonprevailing party shall pay to the reasonable attorney’s fees and costs of court incurred by the prevailing party.
Section 6.12    Effect of Holidays: Business Days. In the event any date specified or computed under this Agreement for the performance of an obligation by any party hereto, or for the occurrence of any event provided for herein, shall be a Saturday, Sunday or “recognized holiday” (defined for purposes hereof as any holiday observed by national banking associations), then the date for such performance or occurrence shall automatically be extended to the next calendar day which is not a Saturday, Sunday or recognized holiday. As used herein, the term “Business Day” means any day other than Saturday, Sunday and any day which is a “recognized holiday” (as defined above). If the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.
Section 6.13    No Third Party Beneficiaries. The respective rights and obligations of Owner and Manager set forth in this Agreement are intended to be for the exclusive benefit of the party to this Agreement enjoying such right or of the obligee of such obligation, respectively, and it is not the intention of either Owner or Manager to create, and this Agreement shall not operate or be construed to create, any third party beneficiary rights or other rights in favor or any person or entity other than Owner and Manager, respectively, and their respective permitted successors and assigns, if any, under the terms of this Agreement.
Section 6.14    Multiple Counterparts; Multiple Signature Pages. This Agreement and any amendment or supplement thereto may be executed in two or more counterparts (each of which may bear the original signatures of all or some of the parties to this Agreement), and, if each of the parties to this Agreement has executed at least one such counterpart, then all such counterparts together shall constitute one and the same agreement with the same force and effect as if all signatures appeared on a single document. Any signature page of this Agreement or of such an amendment or supplement thereto may be detached from any counterpart thereof without impairing the legal effect of any signatures thereon, and may be attached to another counterpart thereof identical in form thereto but having attached to it one or more additional counterparts of the same or other signature pages to this Agreement.
Section 6.15    Guaranty Agreements. Concurrently with the execution of this Agreement, (a) Owner shall cause Independent Bank Group, Inc. to execute and deliver to Manager the guaranty which is attached hereto as Exhibit F, and (b) Manager shall cause KDC Holdings, LLC to execute and deliver to Owner the guaranty which is attached hereto as Exhibit G.
[SIGNATURE PAGE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Owner and Manager have executed this Agreement to be effective as of the Effective Date.
OWNER:

IBG REAL ESTATE HOLDINGS II, INC.,
a Texas corporation

By:    /s/ David R Brooks
David R. Brooks
President

MANAGER:

KDC MCKINNEY DEVELOPMENT ONE LLC,
a Texas limited liability company

By:    /s/ M. Scott Ozymy
M. Scott Ozymy
Vice President

EXHIBIT A
Land
Being Lot 4, Block A, of PARKSIDE AT CRAIG RANCH ADDITION, an Addition to the City of McKinney, Collin County, Texas, according to the conveyance plat thereof recorded in Volume 2017, Page 595, Plat Records, Collin County, Texas.

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EXHIBIT B
Preliminary Budget

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INDEPENDENT BANK OF TEXAS MCKINNEY, TX		BUDGET 01/10/18

		Total	Cost/ Total RSF	% of Total
DEVELOPER GUARANTEED COSTS
1) SITE AND SHELL A&E		$1,807,000	$11.22	4.2%
Site & Shell A&E	$1,086,500
Civil Engineer	$113,700
Data/Landscape	$156,500
Interior A&E	$450,000
2) HARD COST OF CONSTRUCTION		$36,015,000	$223.70	83.5%
Site, Core, Shell & Parking	$34,915,000
Landscape Allowance	$1,100,000
3) OFFSITE ALLOWANCE		$300,000	$1.86	0.7%
4) BUILDER’S RISK INSURANCE		$305,000	$1.89	0.7%
5) LEED, TESTING & CONSULTING (incl. matls testing & insp)		$350,000	$2.17	0.8%
6) KDC LEGAL & PROJECT DUE DILIGENCE		$200,000	$1.24	0.5%
Project Legal	$100,000
Due Diligence (ESA Ph I; Geotech, etc)	$100,000
7) INTERIOR IMPROVEMENTS (2)		TBD	TBD	TBD
8) DEVELOPER CONTINGENCY		$2,500,000	$15.53	5.8%
TOTAL DEVELOPER GUARANTEED COSTS		$41,477,000	$257.62	96.2%

KDC COMPENSATION
9) INITIAL DEVELOPMENT FEE (3)		$1,659,000	$10.30	3.8%
TOTAL PROJECT COST		$43,136,000	$267.93	100.0%

TOTAL RENTABLE SQUARE FEET		161,000

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Footnotes:
1) Land is not included in Developer Guaranteed Costs
2) Once the Interior Improvements are designed and priced, the Budget will be revised to incorporate the approval cost for the Interior Improvements.
3) At the time the Budget is increased for the cost of the Interior Improvements, KDC’s Development Fee will also be increased by 4% times the costs of the Interior Improvements.

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EXHIBIT C
Preliminary Construction Schedule

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EXHIBIT D
Preliminary Plans and Specifications

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EXHIBIT E
Form of Monthly Reports

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EXHIBIT F
Independent Bank Group Guaranty Agreement
GUARANTY
THIS GUARANTY (this “Guaranty”) is entered into as of January 18, 2018 (the “Effective Date”), by INDEPENDENT BANK GROUP, INC., a Texas corporation (“Guarantor”), for the benefit of KDC MCKINNEY DEVELOPMENT ONE LLC, a Texas limited liability company (“Manager”).
A.    Concurrently herewith, Manager and IBG REAL ESTATE HOLDINGS II, INC., a Texas corporation (“Owner”), are entering into a certain Development Management Agreement (the “DMA”), pursuant to the terms of which Owner has engaged Manager to perform certain services for Owner.
B.    Owner is an affiliate of Guarantor and the execution of the DMA constitutes a direct benefit to Guarantor.
NOW, THEREFORE, for and in consideration of TEN DOLLARS ($10.00), Manager’s execution of the DMA, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby covenants and agrees as follows:
1.    Guarantor unconditionally and irrevocably guarantees to Manager the timely payment and performance of the obligations of Owner under the DMA (such obligations being called the (“Guaranteed Obligations”).
2.    Guarantor’s obligations under this Guaranty shall terminate as and when Owner’s liability to Manager terminates under the DMA.
3.    Upon any failure of Owner to pay any of the Guaranteed Obligations when due, Guarantor hereby agrees to assume responsibility for such payment. This Guaranty is a guarantee of payment and performance and not of collection and the liability of Guarantor hereunder is primary and not secondary. Manager may, at its option, proceed against Guarantor directly without first commencing an action or obtaining a judgment against Owner or any other party.
4.    The obligations of Guarantor under this Guaranty shall in no way be impaired by, and Guarantor will remain bound under this Guaranty without notice or further assent from Guarantor, notwithstanding:
(a)    the bankruptcy, liquidation, insolvency, dissolution, reorganization or similar proceeding (or release or discharge in connection therewith) of Owner; or
(b)    any impairment, limitation or modification of the liability of Owner (or its estate in bankruptcy), or of any remedy for the enforcement of Owner’s liability under the DMA, resulting from the operation of any present or future provision of the United States Bankruptcy Code to other statute or from the decision of any court.

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5.    Guarantor represents and warrants to Manager that (a) the execution and delivery of this Guaranty has been duly authorized by Guarantor and does not contravene any contractual restriction applicable to it, (b) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for its execution, delivery and performance of this Guaranty, (c) there are no conditions precedent to the effectiveness of this Guaranty against Guarantor that have not been satisfied or waived, (d) Guarantor will, directly or indirectly, benefit from the transaction which is the subject of the DMA, and (e) neither the execution, delivery or performance of this Guaranty, nor compliance with the terms and provisions hereof conflicts or will conflict with or results or will result in a default under or a breach of any of the terms, conditions or provisions of the organizational documents of Guarantor or of any contract to which Guarantor is a party or by which it is bound.
6.    Guarantor hereby waives diligence and all demands, protests, presentments, and notices of any kind or nature, including, without limitation, notices of protest, dishonor, nonpayment, acceptance of this Guaranty, and notices of the creation, renewal, extension, modification or accrual of any of the Guaranteed Obligations. This Guaranty contains the full agreement of the Guarantor and is not subject to any oral conditions. This Guaranty shall be applicable to and binding upon the each of the representatives, successors and assigns of the Guarantor.
7.    Any notice, request, instruction, consent or other document to be given hereunder by any party hereto to another, including process issuing out of any court having jurisdiction over the parties hereto, shall be in writing and delivered to the address of the party indicated below: (i) personally; or (ii) via a nationally recognized overnight courier service. Delivery shall be deemed to have occurred upon receipt.

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if to Guarantor, to:	Independent Bank Group, Inc. 1600 Redbud Blvd., Suite 400 McKinney, Texas 75069 Attn: Jim White Email: jwhite@ibtx.com
with a copy to:	Haynie Rake Repass & Klimko, P.C. 14643 Dallas Parkway, Suite 550 Dallas, Texas 75254 Attn: Mark Haynie Email: mark@hrrpc.com
if to Owner, to:	KDC McKinney Development One LLC 8115 Preston Road, Suite 700 Dallas, Texas 75225 Attention: Scott Ozymy Email: scott.ozymy@kdc.com
with a copy to:	Gardere Wynne Sewell LLP 2021 McKinney Avenue, Suite 1600 Dallas, Texas 75201 Attention: George C. Dunlap, Jr. Email: gdunlap@gardere.com
8.    This Guaranty shall be governed by and construed in accordance with the laws of the State of Texas without regard to any conflicts of laws. Guarantor submits to exclusive personal jurisdiction and service of process in any proceeding relating to this Guaranty in a federal or state court located in Collin County, Texas.
9.    Guarantor agrees to pay all costs and expenses which may be incurred by Manager in the enforcement or interpretation of this Guaranty, including reasonable attorneys’ fees (to be

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determined by the court and not by a jury), and including all costs and reasonable attorneys’ fees incurred in any bankruptcy or insolvency proceeding or on appeal to one or more appellate courts. All amounts payable by Guarantor pursuant to this Section 9 shall be included in the Guaranteed Obligations.
10.    In the event of the unenforceability or invalidity of any one or more of the terms, covenants, conditions or provisions of this Guaranty under applicable law, such unenforceability or invalidity shall not render any other of the terms, covenants, conditions or provisions hereof unenforceable or invalid and the parties hereto agree that this Guaranty will be construed as if such unenforceable or invalid provisions were never contained herein.
[SIGNATURE PAGE TO FOLLOW]

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This Guaranty is executed to be effective as of the Effective Date.
GUARANTOR:

INDEPENDENT BANK GROUP, INC.,
a Texas corporation

By:    /s/ David R. Brooks
David R. Brooks
Chairman of the Board, CEO, and President

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EXHIBIT G
KDC Guaranty Agreement
GUARANTY
THIS GUARANTY (this “Guaranty”) is entered into as of January 18, 2018 (the “Effective Date”), by KDC HOLDINGS LLC, a Delaware limited liability company (“Guarantor”), for the benefit of IBG REAL ESTATE HOLDINGS II, INC., a Texas corporation (“Owner”).
A.    Concurrently herewith, KDC McKinney Development One LLC (“Manager”) and Owner are entering into a certain Development Management Agreement (the “OMA”) pursuant to the terms of which Owner has engaged Manager to perform certain services for Owner.
B.    Manger is an affiliate of Guarantor and the execution of the DMA constitutes a direct benefit to Guarantor.
NOW, THEREFORE, for and in consideration of TEN DOLLARS ($10.00), Owner’s execution of the DMA, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby covenants and agrees as follows:
1.    All capitalized terms used but not expressly defined herein have the meanings assigned to them in the DMA.
2.    Guarantor unconditionally and irrevocably guarantees to Owner the timely payment and performance of the obligations of Manager under the DMA (such obligations, subject however, to the same limitations on Manager’s liability to Owner as set forth in the DMA being called the (“Guaranteed Obligations”).
3.    Guarantor’s obligations under this Guaranty shall terminate as and when Manager’s liability to Owner terminates under the DMA.
4.    Upon any failure of Manager to pay any of the Guaranteed Obligations when due, Guarantor hereby agrees to assume responsibility for such payment. This Guaranty is a guarantee of payment and performance and not of collection and the liability of Guarantor hereunder is primary and not secondary. Owner may, at its option, proceed against Guarantor directly without first commencing an action or obtaining a judgment against Manager or any other party.
5.    The obligations of Guarantor under this Guaranty shall in no way be impaired by, and Guarantor will remain bound under this Guaranty without notice or further assent from Guarantor, notwithstanding:
(a)    the bankruptcy, liquidation, insolvency, dissolution, reorganization or similar proceeding (or release or discharge in connection therewith) of Manager; or

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(b)    any impairment, limitation or modification of the liability of Manager (or its estate in bankruptcy), or of any remedy for the enforcement of Manager’s liability under the Agreement, resulting from the operation of any present or future provision of the United States Bankruptcy Code or other statute or from the decision of any court; or
6.    Guarantor represents and warrants to Owner that (a) the execution and delivery of this Guaranty has been duly authorized by Guarantor and does not contravene any contractual restriction applicable to it, (b) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for its execution, delivery and performance of this Guaranty, (c) there are no conditions precedent to the effectiveness of this Guaranty against Guarantor that have not been satisfied or waived, (d) such Guarantor will, directly or indirectly, benefit from the transaction which is the subject of the Agreement, and (e) neither the execution, delivery or performance of this Guaranty, nor compliance with the terms and provisions hereof conflicts or will conflict with or results or will result in a default under or a breach of any of the terms, conditions or provisions of the organizational documents of Guarantor or of any contract to which Guarantor is a party or by which it is bound.
7.    Guarantor hereby waives diligence and all demands, protests, presentments, and notices of any kind or nature, including, without limitation, notices of protest, dishonor, nonpayment, acceptance of this Guaranty, and notices of the creation, renewal, extension, modification or accrual of any of the Guaranteed Obligations. This Guaranty contains the full agreement of the Guarantor and is not subject to any oral conditions. This Guaranty shall be applicable to and binding upon the each of the representatives, successors and assigns of the Guarantor.
8.    Any notice, request, instruction, consent or other document to be given hereunder by any party hereto to another, including process issuing out of any court having jurisdiction over the parties hereto, shall be in writing and delivered to the address of the party indicated below: (i) personally; or (ii) via a nationally recognized overnight courier service. Delivery shall be deemed to have occurred upon receipt. ·
if to Guarantor, to:

KDC Holdings LLC
8115 Preston Road, Suite 700
Dallas, Texas 75225
Attention: Scott Ozymy

with a copy to:

Gardere Wynne Sewell LLP
2021 McKinney Avenue, Suite 1600
Dallas, Texas 75201
Attention: George C. Dunlap, Jr.

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if to Owner, to:

IBG Real Estate Holdings II, Inc.
1600 Redbud Blvd., Suite 400
McKinney, Texas 75069
Attn: Jim White

with a copy to:

Haynie Rake Repass & Klimko, P.C.
14643 Dallas Parkway, Suite 550
Dallas, Texas 75254
Attn: Mark Haynie

9.    This Guaranty shall be governed by and construed in accordance with the laws of the State of Texas without regard to any conflicts of laws. Guarantor submits to exclusive personal jurisdiction and service of process in any proceeding relating to this Guaranty in a federal or state court located in Collin County, Texas.
10.    Guarantor agrees to pay all costs and expenses which may be incurred by Owner in the enforcement or interpretation of this Guaranty, including reasonable attorneys’ fees (to be determined by the court and not by a jury), and including all costs and reasonable attorneys’ fees incurred in any bankruptcy or insolvency proceeding or on appeal to one or more appellate courts. All amounts payable by Guarantor pursuant to this Section 10 shall be included in the Guaranteed Obligations and shall be subject to the limitation on Guarantor’s liability under this Guaranty which is set forth in Section 2 above.
11.    In the event of the unenforceability or invalidity of any one or more of the terms, covenants, conditions or provisions of this Guaranty under applicable law, such unenforceability or invalidity shall not render any other of the terms, covenants, conditions or provisions hereof unenforceable or invalid and the parties hereto agree that this Guaranty will be construed as if such unenforceable or invalid provisions were never contained herein.
[SIGNATURE PAGE TO FOLLOW]

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This Guaranty is executed to be effective as of the Effective Date.
GUARANTOR:

KDC HOLDINGS LLC,
Delaware limited liability company

By:    /s/ Tobin C. Grove
Tobin C. Grove,
President

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